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                                                                      EXHIBIT 11

                      COMPUTATION OF LOSS PER COMMON SHARE

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                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          2000           1999           1998
                                                      ------------   ------------   ------------
Diluted net loss per share:
  Net loss to common shareholders...................  $(15,542,000)  $(26,647,000)  $(56,388,000)
                                                      ============   ============   ============
  Average number of shares outstanding..............    10,507,313     11,442,921     11,421,933
  Net effect of dilutive stock options--based on
    treasury stock method...........................            --             --             --
                                                      ------------   ------------   ------------
  Total average shares..............................    10,507,313     11,442,921     11,421,933
                                                      ============   ============   ============
  Fully dilutive net loss per share.................  $      (1.48)  $      (2.33)  $      (4.94)
                                                      ============   ============   ============
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